Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports First Quarter 2017 Results

JERSEY CITY, NJ, Wednesday, May 3, 2017 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the first quarter of 2017.

First Quarter 2017 Highlights
•	Net sales were $113.7 million for the first quarter of 2017, representing a 6.2% decline from $121.2 million in the first quarter of 2016.
•
Gross profit margin improved to 20.5% in the first quarter of 2017, up from 19.0% in the first quarter of 2016 due to cost savings realized on prior year restructuring efforts and a more favorable product mix in the first quarter of 2017.

•
Net earnings increased to $0.7 million in the first quarter of 2017.  This compares to a net loss of $100.7 million in the same period of 2016, which resulted primarily from a $108.6 million impairment charge on goodwill and other intangible assets as further described below.

•
Class A earnings per share was $0.05 on a GAAP basis (compared to a net loss per share of $8.15 in the first quarter of 2016) and earnings of $0.07 per share on a Non-GAAP basis (compared to $0.04 in the first quarter of 2016).

•
Class B earnings per share was $0.06 on a GAAP basis (compared to a net loss per share of $8.55 in the first quarter of 2016) and earnings of $0.09 per share on a Non-GAAP basis (compared to $0.05 in the first quarter of 2016).

Non-GAAP financial measures, such as Non-GAAP EPS, exclude the impact of ERP system implementation costs, impairment charges, restructuring charges and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "After several consecutive quarters of downward trending sales, our book-to-bill ratio for our two largest businesses reached a record high level since 2014 of 1.2 in the first quarter of 2017.  While we are still in 'wait-and-see' mode on the ultimate timing of the upturn in sales, this is certainly the best indicator we've seen in a long time.  Also during the quarter, we worked with Avnet to finalize a new global franchise agreement that will give us access to a broader array of customers worldwide.  The new agreement will also enable us to provide these customers with world-class design and supply chain support which will bring our products to market more quickly and cost-effectively.

"Bel's Connectivity Solutions business started 2017 with its strongest booking quarter since the formation of this group in 2014, largely led by orders for our RF and Harsh Environment Optical products from military and distribution customers both in the U.S. and Europe.  First quarter sales in our Connectivity Solutions business were $41.8 million, up 7.7% from the fourth quarter of 2016.  Significant progress made in the fourth quarter in military bookings in Europe led to strong sales in the UK during the quarter.  There was also an increase in sales to our commercial avionics customers. Growth in these areas was partially offset by slight declines in sales through our distribution partners and continued weakness in the industrial segment in the first quarter.  While sales to distributors in the aggregate weren't particularly strong in the first quarter, there was a 30% increase in sales through catalog distributors, which represents low volume sales to engineers during their design-in phase, and we anticipate volume through broadline distributors to follow suit in future quarters as some of these projects move into production.

"Bel's Power Solutions and Protection group continued to engage in open compute initiatives for datacenters and opportunities in the eMobility segment of the market.  Overall, sales in the first quarter continued to be down for this product group due to general network market weakness over the past several quarters.  On a positive note, there was a mild upswing in sales to customers that support datacenters during the first quarter. We anticipate the second half of 2017 to yield additional sales volumes as certain key projects move into full production and other recent project wins in the eMobility segment will serve to enhance our sales volumes in 2018 and 2019.  In our circuit protection business, which accounted for $11 million of our annual sales in 2016, we saw a 7.9% increase in the first quarter of 2017 as compared to the fourth quarter of 2016 and we expect this trend to continue with projected wins from 2016 translating into shipments beginning in the second quarter.

"Bel's Magnetics Solution business experienced a slight improvement in sales as compared to the first quarter of 2016 while gross margins also improved slightly based upon favorable product mix.  As growth in our traditional customer base has slowed, our focus is on increasing volume through our distribution partners and deploying new 2.5-gig and 5-gig variants, providing our key customers with cost effective solutions that bridge the gap between our 1-gig and 10-gig offerings.  In parallel, we are expanding our product portfolio of 30W and 60W Power over Ethernet ICMs used in next generation routing and switching hardware," concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

First Quarter 2017 Results

Net Sales
Net sales were $113.7 million, down $7.5 million, or 6.2%, from last year's first quarter. By geographic segment, North America was down by 8.9%, Europe was down by 8.9% and Asia was up by 0.1%.  By product group, Power Solutions and Protection sales were 14.4% lower, Connectivity Solutions was down by 3.7% and Magnetics Solutions was up by 0.5%.  During the first quarter of 2017, 37% of our sales related to our Connectivity Solutions products (compared to 36% for the same period of 2016), 32% related to our Power Solutions and Protection products (compared to 35% in 2016) and 31% related to our Magnetic Solutions products (compared to 29% in 2016).

The decline experienced in the Power Solutions business throughout 2016 accounted for $6.9 million of the decrease in first quarter 2017 sales compared to the first quarter of 2016.  Lower sales through distribution partners and weakness in the industrial markets, particularly in the oil and gas segment, also contributed to the reduced sales volume in the first quarter.  On a sequential basis, consolidated sales were down by $4.9 million compared to the fourth quarter of 2016.  With fewer production days in the month of February coupled with the Chinese New Year holiday, the first quarter tends to be the lowest revenue quarter of the year.

Gross Profit
Gross profit margin improved to 20.5%, up from 19.0% in the first quarter of 2016, and gross margin dollars were up by $0.2 million in the first quarter of 2017 despite the $7.5 million decline in sales. Cost savings from the restructuring efforts in 2016 were partially realized in the first quarter of 2017, which contributed to margin expansion in the quarter. A shift in product mix also had a favorable impact on our margins during the first quarter of 2017, as our connectivity products generate higher margins as compared to our power products.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $21.2 million, up from $17.7 million in the first quarter of 2016.  In the first quarter of 2016, SG&A benefited from a reversal of certain value-added and business tax items recorded in connection with the acquisition of Power Solutions of $2.8 million.  Other factors contributing to the increase in 2017 related to consulting fees in connection with the Company's ERP implementation of $0.4 million and an increase of foreign exchange losses of $0.2 million.

Operating Income
Operating income was $2.1 million, compared to an operating loss of $103.4 million in the first quarter of 2016, with an operating margin of 1.8% in the first quarter of 2017 compared to (85.3)% in the first quarter of 2016.  The first quarter 2016 operating results were significantly impacted by a non-cash, pre-tax charge for impairment of goodwill and certain intangible assets of $108.6 million recorded during that quarter due to lower-than-anticipated growth rates from challenging macroeconomic conditions.

Income Taxes
The income tax benefit was less than $0.1 million in the first quarter of 2017 as compared with an income tax benefit of $4.9 million during the same period of 2016.  The Company's income tax provision can fluctuate significantly based upon the geographic segment in which the pre-tax profits and losses are earned.  Of the geographic segments in which the Company operates, the U.S. has the highest tax rates; Europe tax rates are generally lower than those of the U.S.; and Asia has the lowest tax rates.  In 2017, the Company generated a higher amount of taxable income in Asia than in the other geographical segments.  The 2016 period was impacted by tax settlements of $2.7 million in the first quarter, as well as a tax benefit on the impairment charge related to goodwill and intangible assets that was recorded during the first quarter last year.  These factors resulted in an effective tax rate of (3.2)% during the first quarter of 2017, compared to an effective tax rate of 4.6% during the same quarter last year.

Net Earnings
Net earnings were $0.7 million in the first quarter of 2017 as compared with a net loss of $100.7 million in the first quarter of 2016.

Balance Sheet Data
As of March 31, 2017, working capital was $167.8 million, including $72.3 million of cash and cash equivalents with a current ratio of 2.9-to-1. In comparison, as of December 31, 2016, working capital was $163.1 million, including $73.4 million of cash and cash equivalents with a current ratio of 2.8-to-1. Total debt at March 31, 2017 was $143.0 million as compared to $141.2 million at December 31, 2016.  The increase in total debt was due to net borrowings of $1.5 million in the first quarter of 2017.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate, dial (719) 325-2410, conference ID number: 3392868.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (412) 317-6671, conference ID number: 3392868 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (such as the statements regarding sales growth in the eMobility and circuit protection segments of the market; the potential impact of the Avnet agreement; and future sales through broadline distributors) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS, Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net sales	$113,668	$121,182
Cost of sales	90,390	98,108
Gross profit	23,278	23,074
As a % of net sales	20.5%	19.0%

Selling, general and administrative expenses	21,152	17,670
As a % of net sales	18.6%	14.6%
Impairment of goodwill and other intangible assets(2)	-	108,583
Restructuring charges	33	228

Income (loss) from operations	2,093	(103,407)
As a % of net sales	1.8%	-85.3%

Interest expense	(1,424)	(2,201)
Interest income and other, net	54	40
Earnings (loss) before benefit for income taxes	723	(105,568)

Benefit from income taxes	(23)	(4,872)
Effective tax rate	-3.2%	4.6%
Net earnings (loss) available to common stockholders	$746	$(100,696)
As a % of net sales	0.7%	-83.1%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175
Class B common shares - basic and diluted	9,845	9,701

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.05	$(8.15)
Class B common shares - basic and diluted	$0.06	$(8.55)

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated statements of operations.

(2) During the three months ended March 31, 2016, we recorded a non-cash impairment charge of $108.6 million related to our goodwill and other intangible assets. This impairment will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$72,281	$73,411
Accounts receivable, net	72,728	74,416
Inventories	101,650	98,871
Other current assets	10,540	8,744
Total current assets	257,199	255,442
Property, plant and equipment, net	46,647	48,755
Goodwill and other intangible assets, net	91,730	92,779
Other assets	30,913	29,764
Total assets	$426,489	$426,740

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$46,598	$47,235
Current portion of long-term debt	13,504	11,395
Other current liabilities	29,295	33,697
Total current liabilities	89,397	92,327
Long-term debt	129,473	129,850
Other liabilities	46,791	46,129
Total liabilities	265,661	268,306
Stockholders' equity	160,828	158,434
Total liabilities and stockholders' equity	$426,489	$426,740

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of U.S. GAAP Net Earnings Available to Common Stockholders to Non U.S. GAAP EBITDA(2)
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2017	2016

U.S. GAAP Net earnings (loss) available to common stockholders	$746	$(100,696)
Interest expense	1,424	2,201
Benefit for income taxes	(23)	(4,872)
Depreciation and amortization	5,227	5,501
Non U.S. GAAP EBITDA	$7,374	$(97,866)
% of net sales	6.5%	-80.8%

Unusual or special items:
ERP system implementation consulting costs	449	-
Restructuring charges	33	228
Power Solutions acquisition-related settlements	-	(2,797)
Impairment of goodwill and other intangible assets	-	108,583

Non U.S. GAAP Adjusted EBITDA	$7,856	$8,148
% of net sales	6.9%	6.7%

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included non-U.S. GAAP financial measures, including Non-U.S. GAAP EPS and EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables reconcile our US GAAP net earnings per common Class A and Class B basic and diluted shares ("GAAP EPS") to Non US GAAP net earnings per common Class A and Class B basic and diluted shares ("Non GAAP EPS"). Non GAAP EPS for the 2016 period presented below has been revised to reflect the impact of the Power Solutions acquisition related items and settlements included in selling, general and administrative expenses and income taxes. Non GAAP EPS was previously presented as $0.48 per Class A share and $0.51 per Class B share for the three months ended March 31, 2016. As this item was unique in nature and only impacted the first and second quarters of 2016, management believes this revision represents a more appropriate comparison of the net earnings of our operations.

	Three Months Ended March 31,
	2017		2016
	Class A	Class B	Class A	Class B
US GAAP EPS	$0.05	$0.06	$(8.15)	$(8.55)
Reconciling items (a)	0.02	0.03	8.19	8.60
Non US GAAP EPS	$0.07	$0.09	$0.04	$0.05

(a) The following tables detail the impact of certain unusual or non-recurring items had on the Company's net earnings per common Class A and Class B basic and diluted shares and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended March 31, 2017					Three Months Ended March 31, 2016
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact

Items included in selling, general and administrative expenses:
ERP system implementation consulting costs	$449	$140	$309	$0.02	$0.03	$-	$-	$-	$-	$-
Power Solutions acquisition related settlements	-	-	-	-	-	(2,797)	(66)	(2,731)	(0.22)	(0.23)
Restructuring charges	33	(2)	35	-	-	228	84	144	0.01	0.01
Impairment of goodwill and other intangible assets	-	-	-	-	-	108,583	2,052	106,531	8.62	9.05
Power Solutions acquisition related settlements included in income taxes	-	-	-	-	-	-	2,695	(2,695)	(0.22)	(0.23)
Total reconciling items	$482	$138	$344	$0.02	$0.03	$106,014	$4,765	$101,249	$8.19	$8.60